Corn Products International, Inc.	Exhibit 99
5 Westbrook Corporate Center
Westchester, IL 60154
NEWS RELEASE

FOR RELEASE	CONTACT:
5:30 a.m. EST 5/24/07	Investor:	Dave Prichard, (708) 551-2592
	Media:	Mark Lindley, (708) 551-2602
•	Corn Products International Reports 113 Percent Increase in 2007 First Quarter Diluted EPS to 66 Cents

•	Raises 2007 Full-Year EPS Outlook to $2.10-$2.30 from $1.84-$2.01

•	Year-over-Year EPS Increase Expected to be 29 Percent to 41 Percent Versus $1.63 in 2006
     WESTCHESTER, Ill., April 24, 2007 — Corn Products International, Inc. (NYSE: CPO), a leading global provider of agriculturally derived ingredients for diversified markets, today reported record quarterly diluted earnings per share of $0.66 for the first quarter ended March 31, 2007, a 113 percent increase compared with diluted earnings per share of $0.31 a year ago. Net income of $50 million in the first quarter of 2007 improved 114 percent versus $23 million last year.
     Net sales of $762 million in the first quarter of 2007, a record quarterly level, improved 24 percent versus $615 million in the prior-year period. The higher net sales were predominantly due to favorable price/product mix. The acquisitions of SPI Polyols, Getec and DEMSA contributed approximately $18 million.
     Gross profit of $146 million in the first quarter of 2007 increased 58 percent versus $93 million a year ago. Gross margins expanded to 19.2 percent compared with 15.1 percent last year. Significantly higher North American results, primarily from increased pricing, drove the improvement. Corn costs increased significantly, while energy costs declined.
     Operating income of $88 million in the first quarter of 2007 grew 90 percent versus $46 million last year. Operating margins widened to 11.5 percent from 7.5 percent in 2006.
- more -

Corn Products International — Page 2
     Net financing costs in the first quarter of 2007 of approximately $10 million compared with $7 million in the prior-year period. The first-quarter effective tax rate of 34.0 percent compared favorably with 38.9 percent in 2006, reflecting a change in the earnings mix.
     Overall, the Company’s diluted earnings per share increase of 35 cents in the first quarter of 2007 was attributable to 30 cents per share from operating margins, 5 cents per share from the change in the annual effective tax rate, 3 cents per share from volumes and 1 cent per share from foreign currency translation. Higher financing costs reduced earnings per share by 2 cents, while increased shares outstanding and a lower minority interest each negatively impacted earnings per share by 1 cent.
     “It is gratifying not only to start the year in such an impressive way, but also to set records for quarterly net sales, earnings and margins in the process,” said Sam Scott, chairman, president and chief executive officer of Corn Products International. “All three geographic regions contributed to this excellent performance.”
Regional Business Segment Performance
Regional results for the quarter ended March 31, 2007 were as follows:
North America
Net sales of $468 million increased 24 percent versus $376 million in 2006 due to improved price/product mix. Volumes and foreign currency translation were slightly unfavorable. Operating income of $61 million jumped 150 percent from $24 million last year. All three country businesses contributed to the strong performance.
South America
Net sales of $200 million increased 33 percent compared with $151 million a year ago primarily due to improved price/product mix and volumes, along with favorable foreign currency translation. Operating income of $25 million improved 27 percent from $20 million in the prior year. Brazil and the Andean region turned in strong performances. Lower results in the Southern Cone were principally due to a continuation of high corn and energy costs.
- more -

Corn Products International — Page 3
Asia/Africa
Net sales of $94 million grew 7 percent versus $88 million last year as a result of currency appreciation, particularly the South Korean won and the Thai baht, as well as favorable volumes and price/product mix. Operating income of $14 million rose 10 percent versus $13 million in the prior year due to growth in Pakistan and Thailand, partially offset by lower South Korea results.
Balance Sheet and Cash Flow
     The Company maintained a strong balance sheet and excellent liquidity as of March 31, 2007. Cash provided by operations for the first quarter of 2007 was $58 million compared with $5 million in the prior year. The change was attributable to an increase in net income and an improvement in working capital.
     As previously announced, the Company paid $66 million in cash during the quarter to acquire the food business of SPI Polyols in the US and the shares of an SPI unit that held the 50 percent of a Brazilian polyols joint venture, Getec, not already held by Corn Products International.
2007 Outlook
     “Given our first quarter strength and increasing confidence about the rest of the year, we have raised our EPS expectations,” said Scott. “We now anticipate a 29 to 41 percent increase in diluted EPS in 2007, or $2.10 to $2.30, versus $1.63 in 2006. Our prior 2007 EPS guidance was $1.84 to $2.01.
     “While we don’t see the first quarter as a sustainable level, we still anticipate solid EPS growth for the balance of the year,” he noted. “Our higher outlook stems from the very strong first-quarter performance by our North American region, which we had already said would be the major profit driver in 2007. We continue to expect improved results in South America and Asia/Africa.”
     Scott said the Company has been able to pass through higher corn costs more rapidly than expected in its international markets.
- more -

Corn Products International — Page 4
     “We believe our business models in North America and internationally continue to work well in today’s environment of higher, and likely more volatile, corn prices,” Scott said. “As always, we have risks related to co-product values, the corn basis and any possible sharp move, up or down, in corn prices during the balance of the year.
     “Overall, we are excited about prospects for delivering another year of stellar earnings growth,” Scott said.
Conference Call and Webcast
     Corn Products International will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Sam Scott, chairman, president and chief executive officer, and Cheryl Beebe, vice president and chief financial officer.
     The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The “listen-and-view-only” presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com.
     Individuals without Internet access may listen to the live conference call by dialing 719.457.2646. A replay of the audio call will be available through Friday, May 4 by calling 719.457.0820 and using passcode 5259684.
About Corn Products International
     Corn Products International is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company, headquartered in Westchester, Ill., is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2006, Corn Products International reported record net sales and diluted earnings per share of $2.62 billion and $1.63, respectively, with operations in 15 countries at 35 plants, including wholly owned businesses, affiliates and alliances. For more information, visit www.cornproducts.com.
- more -

Corn Products International — Page 5
Forward-Looking Statement
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends these forward looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operation, including management’s plans or strategies and objectives therefor and any assumptions underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.” These statements are subject to certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; fluctuations in the value of local currencies, energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; boiler reliability; our ability to effectively integrate acquired businesses; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism; stock market fluctuation and volatility; and our ability to maintain sales levels of HFCS in Mexico. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these risks, see Risk Factors included in our Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent reports on Forms 10-Q or 8-K. This news release also may contain references to the Company’s long term objectives and goals or targets with respect to certain metrics. These objectives, goals and targets are used as a motivational and management tool and are indicative of the Company’s long term aspirations only, and they are not intended to constitute, nor should they be interpreted as, an estimate, projection, forecast or prediction of the Company’s future performance.
- more -

Corn Products International — Page 6
Corn Products International, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended		Change
	March 31,		%
	2007	2006

Net sales before shipping and handling costs	$816.7	$665.8	23%
Less: shipping and handling costs	54.8	51.0	7%

Net sales	$761.9	$614.8	24%
Cost of sales	615.7	522.1	18%

Gross profit	$146.2	$92.7	58%

Operating expenses	57.6	47.7	21%
Other income(expense), net	(0.8)	1.2	(167)%

Operating income	$87.8	$46.2	90%
Financing costs, net	9.9	6.6	50%

Income before income taxes	$77.9	$39.6	97%
Provision for income taxes	26.5	15.4

	$51.4	$24.2	112%
Minority interest in earnings	1.4	0.8	75%

Net income	$50.0	$23.4	114%

Weighted average common shares outstanding:
Basic	74.5	74.1
Diluted	76.2	75.4

Earnings per common share:
Basic	$0.67	$0.32	109%
Diluted	$0.66	$0.31	113%
- more -

Corn Products International — Page 7
CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	March 31, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$87	$131
Accounts receivable — net	369	357
Inventories	340	321
Prepaid expenses	16	12
Deferred income tax assets	12	16

Total current assets	$824	$837

Property, plant and equipment — net	1,382	1,356
Goodwill and other intangible assets	428	381
Deferred income tax assets	2	1
Investments	6	33
Other assets	60	54

Total assets	$2,702	$2,662

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	64	74
Deferred income taxes	14	14
Accounts payable and accrued liabilities	417	429

Total current liabilities	$495	$517

Non-current liabilities	150	147
Long-term debt	494 *	480
Deferred income taxes	120	121
Minority interest in subsidiaries	18	19
Redeemable common stock (529,300 and 1,227,000 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively) stated at redemption value	18	44
Share-based payments subject to redemption	6	4

Stockholders’ equity
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 74,790,474 and 74,092,774 issued at March 31, 2007 and December 31, 2006, respectively	1	1
Additional paid in capital	1,077	1,051
Less: Treasury stock (common stock; 1,074,519 and 1,017,207 shares at March 31, 2007 and December 31, 2006, respectively) at cost	(30)	(27)

Accumulated other comprehensive loss	(217)	(223)
Retained earnings	570	528

Total stockholders’ equity	$1,401	$1,330

Total liabilities and equity	$2,702	$2,662

*	Includes $255 million of Senior Notes due July 15, 2007 that will be repaid at maturity with net proceeds from the $300 million of long-term Senior Notes sold April 10, 2007
- more -

Corn Products International — Page 8
CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months
	Ended March 31,
(In millions)	2007	2006

Cash provided by operating activities:
Net income	$50	$23
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	31	28
Increase in trade working capital	(32)	(56)
Other	9	10

Cash provided by operating activities	58	5

Cash used for investing activities:
Capital expenditures, net of proceeds on disposal	(32)	(37)
Payments for acquisition (net of cash acquired of $7)	(59)	—
Other	—	1

Cash used for investing activities	(91)	(36)

Cash used for financing activities:
Proceeds from borrowings, net	2	9
Issuances (repurchases) of common stock, net	(5)	3
Dividends paid	(8)	(7)

Cash (used for) provided by financing activities	(11)	5

Decrease in cash and cash equivalents	(44)	(26)
Cash and cash equivalents, beginning of period	131	116

Cash and cash equivalents, end of period	$87	$90

- more -

Corn Products International — Page 9
Corn Products International, Inc.
Supplemental Financial Information
(Unaudited)
(In millions, except per share amounts)
I. Geographic Information of Net Sales and Operating Income

	Three Months Ended
	March 31,		Change
	2007	2006	%
Net Sales
North America	$467.8	$376.3	24%
South America	200.4	150.9	33%
Asia/Africa	93.7	87.6	7%

Total	$761.9	$614.8	24%

Operating Income
North America	$61.1	$24.4	150%
South America	25.0	19.7	27%
Asia/Africa	14.3	13.0	10%
Corporate	(12.6)	(10.9)	16%

Total	$87.8	$46.2	90%

II. Estimated Sources of Diluted Earnings Per Share for the Quarter ended March 31
The following is a list of the major items that impacted our first quarter results. The amounts are calculated on a net after tax basis and attempt to estimate total business effects.

Earnings Per Share
Three
Months
Diluted Earnings Per Share — March 31, 2006	$0.31
Change
Volumes	0.03
Operating margin	0.30
Foreign currency translation	0.01
Financing costs	(0.02)
Minority interest	(0.01)
Effective tax rate	0.05
Shares outstanding	(0.01)

Net change	0.35

Diluted Earnings Per Share — March 31, 2007	$0.66

III. Capital expenditures
Capital expenditures, net of proceeds on disposals, for the quarters ended March 31, 2007 and 2006, were $32 million and $37 million, respectively. Capital expenditures for the full year 2007 are estimated to be $145 million.
- more -

Corn Products International — Page 10
IV. Non-GAAP Information
The Company uses certain key metrics to better monitor our progress towards achieving our strategic business objectives. Among these metrics is the Total Debt to Capitalization Percentage, which is not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Management believes that this non-GAAP information provides investors with a meaningful presentation of useful information on a basis consistent with the way in which management monitors and evaluates the Company’s operating performance. The information presented should not be considered in isolation and should not be used as a substitute for our financial results calculated under GAAP. In addition, these non-GAAP amounts are susceptible to varying interpretations and calculations, and the amounts presented below may not be comparable to similarly titled measures of other companies. Our calculations of the Total Debt to Capitalization Percentage at March 31, 2007 and December 31, 2006 are as follows:
Total Debt to Capitalization Percentage

	March 31,	December 31,
(Dollars in millions)	2007	2006

Short-term debt	$64	$74
Long-term debt	494	480

Total debt (a)	$558	$554

Deferred income tax liabilities	120	121
Minority interest in subsidiaries	18	19
Redeemable common stock	18	44
Share-based payments subject to redemption	6	4
Stockholders’ equity	1,401	1,330

Total capital	$1,563	$1,518

Total debt and capital (b)	$2,121	$2,072

Debt to capitalization percentage (a/b)	26.3%	26.7%

# # #